Exhibit 10.5

First Amendment to Employment Agreement

This First Amendment to Employment Agreement (this "Amendment") dated as of the date of the last signature set forth below and with effect from December 1, 2015 (the “Effective Date”) is an amendment to that certain Employment Agreement (the "Agreement") dated as of July 30, 2015 between Brainstorm Cell Therapeutics, Inc., a Delaware limited liability company (the "Company"), and Yoram Bibring (the "Executive").

WHEREAS, the Company and the Executive desire to modify their existing relationship and transition the role of the Executive from full time to part time, with the Executive continuing to provide services to the Company as its Chief Financial Officer, and modify the Executive's rights to compensation under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Position and Duties. As of the Effective Date Section 3 of the Agreement is amended and restated in its entirety as follows:

Position and Duties. The Executive hereby agrees to serve as Chief Financial Officer (“CFO”) of the Company, and shall have those duties, services, responsibilities and authority customarily accorded a person holding such positions in a company such as the Company, including but not limited to those duties, services and responsibilities listed on Exhibit A attached hereto (collectively, the “Executive Duties”). As CFO, the Executive shall report to both the Chief Executive Officer (the “CEO”) of the Company and the Board of Directors of the Company (the “Board”). The Executive shall devote his best efforts and approximately half of his business time and attention to the performance of the Executive Duties to the Company in accordance with the terms hereof and as shall be reasonably requested by the Company from time to time throughout his Employment Period. Executive shall not engage in any other business or professional activities, either on a full-time or part-time basis, as an employee, consultant or in any other capacity, whether or not he receives any compensation therefor, that compete directly or indirectly with the business of the Company.

2.	Compensation. As of the Effective Date Section 4(a) of the Agreement is amended and restated in its entirety as follows:

Compensation. In consideration of the satisfactory performance of the Executive Duties, the Executive shall be entitled to receive base compensation at the rate of $112,500.00 per year (the “Base Salary”). No additional compensation shall be payable to the Executive by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed (whether on behalf of the Company or any of its subsidiaries or affiliates), special projects completed, or otherwise. All Base Salary payable hereunder shall be payable in accordance with the Company’s regular payroll practices (e.g., timing of payments and standard employee deductions, such as income and employment tax withholdings).

3.	Options. As of the Effective Date, 82,500 of the 165,000 “Initial Options” (as defined in Section 4(c) of the Agreement are cancelled. The 82,500 remaining Initial Options shall vest in accordance with the terms of Section 4(c) of the Agreement and the Nonstatutory Stock Option Agreement by and between the Company and the Executive dated July 30, 2015, each of which are hereby amended accordingly. For the avoidance of doubt, this mean that 25% of the remaining 82,500 Initial Options (20,625 shares) vest and become exercisable on July 30, 2016 and 2.08333% of the 82,500 Initial Options vest and become exercisable on each monthly anniversary date starting on August 30, 2016 through the fourth anniversary of the grant so that the 82,500 shares become fully vested and exercisable on July 30, 2019.

4.	Vacation. As of the Effective Date Section 4(g) of the Agreement is amended and restated in its entirety as follows:

Vacation. The Executive shall be entitled to 80 hours of paid vacation/sick/personal days per year, in addition to any paid holidays provided for by Company policy.

5.	Termination / At-will. Section 5(a)-5(k) of the Agreement are hereby deleted in their entirety. The Executive and Executive’s employment with the Company is “at will” and not for a fixed term and is subject to termination by either party at any time. The term of this Agreement as amended by the Amendment shall be until terminated by the Company or the Executive, with or without cause in their sole discretion, by written notice received by the other party. Upon either such termination (the “Termination”) the Executive’s services shall cease, and the executive and the Company shall have no ongoing obligation to one another except as otherwise set forth in the Agreement as modified by this Amendment. The Company shall have no further obligation to pay Executive any amount, or to provide Executive any benefits, in connection with the cessation of the Executive's role as Chief Financial Officer of the Company or the termination of Executive's employment or consultancy with the Company, or the Termination. Notwithstanding the foregoing, solely for purposes of clarifying potential ambiguity in other sections of the Agreement, the parties acknowledge and agree that any terms defined in Section 5(a)-5(k) of the Agreement, if used elsewhere in the Agreement as amended by this Amendment, shall continue to have the meaning set forth in the original Agreement prior to modification by the this Amendment.

6.	Executive Duties. Exhibit A to the Agreement is amended as of the Effective Date to insert the following additional language:

9. The Executive will continue to be an employee of the Company working on a part time basis. Executive will be allowed to work with other companies, projects on an unlimited basis as long as he continues to meet all his obligations as Chief Financial Officer of the Company and as long as he is not involved in any activity or employed by any entity that competes directly or indirectly with the business of the Company. Both Executive and the Company believe that the Executive will be able to meet all his obligations as Chief Financial Officer of the Company without exception. While in principle the parties expect the Executive to spend approximately 20 hours a week on the Company’s business the parties recognize that the hours that the Executive will spend working on the Company’s business will vary depending on the needs of the Company. There will be no overtime paid for additional hours.

10. The Executive will continue to be based in the Company’s New Jersey office and will be permitted to work on other business from such office as long as no significant costs are incurred by the Company (use of printer, phone etc.) and such activities are not detrimental to the business of the Company. The Executive will not involve any other Company employees with any non-Company related activities.

IN WITNESS WHEREOF, this Amendment to the Agreement has been executed as of the date of the last signature set forth below and with effect from December 1, 2015.

The Company:
Brainstorm Cell Therapeutics Inc.	The Executive:

By: /s/ Chaim Lebovits	/s/ Yoram Bibring
Name: Chaim Lebovits	Yoram Bibring
Title: Chief Executive Officer and President	Date: November 16, 2015
Date: November 16, 2015

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